                                                                     Exhibit 2.1

DATED                                                             July 24, 2000
--------------------------------------------------------------------------------




                      APAX EUROPE IV - A L.P. AND OTHERS


                         GARY CHUCKNA LIST AND OTHERS


                                INFOSPACE, INC


                                    - and -


                     CHASEMELLON SHAREHOLDER SERVICES LLC



                          SALE AND PURCHASE AGREEMENT
                                  relating to
                          the issued share capital of
                                TDLI.com LIMITED

--------------------------------------------------------------------------------

                            TAYLOR JOYNSON GARRETT
                                   Carmelite
                            50 Victoria Embankment
                                  Blackfriars
                                London EC4Y 0DX

                             Tel No: 020 7300 7000
                             Fax No: 020 7300 7100

                                Draft: 18/7/00
                                 Ref: GAJ/JRB

THIS AGREEMENT is made the 24th day of July 2000


BETWEEN

(1) THE PERSONS whose names and addresses are set out in schedule 1 (the "Vendors");

(2) GARY CHUCKNA LIST of Glenbrook, Cavendish Road, Weybridge, Surrey KT13 0JX, LINDA PANCRATZ of Connaught, Four Winds Park, Old Avenue, St Georges Hill, Weybridge, Surrey, KT13 0QA and KEVIN JOHN WATSON of Chalk House, Dunkirt Lane, Abbotts Ann, Andover, Hampshire SP11 7BB (together, the "Executives");

(3) INFOSPACE, INC a Delaware corporation whose principal place of business is at 601, 108th Avenue, NE, Suite 1200, Bellevue, WA 98004, USA (the "Purchaser"); and

(4) CHASEMELLON SHAREHOLDERS SERVICES, L.L.C a New Jersey Limited Liability Company whose principal place of business is at (the "Escrow Agent") ( as to Schedule 7 hereof only).

INTRODUCTION

(A) TDLI.com Limited is a private company limited by shares incorporated in England and Wales, further details of which are set out in schedule 2.

(B) In consideration, inter alia, of the Purchaser agreeing to enter into this agreement, Thomson Directories Limited and the Purchaser (among others) have agreed to grant a release on the terms more specifically set out in this agreement and the Deed of Release in respect of the Joint Venture Agreement (as such terms are respectively defined below).

(C) Subject to the terms and conditions of this agreement the Vendors have agreed to sell (in the amounts set opposite their names in schedule 1) and the Purchaser has agreed to purchase all of the current issued share capital of the Company.

(D) On Completion, the TDLI Optionholders' exercise of their options pursuant to the Option Scheme will be effective and the Option Shares will be issued.

(E) Upon the issue of the Option Shares, the TDLI Optionholders and DMWSL 301 Limited will complete the Newco SPA.

(F) On completion of the Newco SPA, DMWSL 301 Limited and the Purchaser will complete the InfoSpace SPA.

AGREED TERMS


1.   Definitions and Interpretation

1.1  In this agreement:

     "Accounts" means the audited accounts of the Company comprising (inter alia) the audited balance sheet and the audited profit and loss account for the period as at and to the Accounts Date, the notes and the cash flow statement relating to them and the reports of the directors and auditors on them;

     "Accounts Date" means 31 December 1999;

     "Affiliate" means:

     (a) any company now or hereafter existing as a holding company (as defined by section 736 Companies Act 1985) of the relevant company; or

     (b) any subsidiary (as defined by section 736 Companies Act 1985 as amended) of the relevant company or of any such holding company.

     "Aggregate Consideration" means the aggregate value of:

     (a)  the Exchange Shares which shall be valued at the Completion Share
          Price;

     (b) the Saraide Exchange Shares (which are agreed to have a value of 14.6986% of the value of the Exchange Shares (before any reduction pursuant to clause 3.4) and 95.3077% of the Cash Consideration or, if the provisions of paragraph 2 of schedule 5 apply, the Replacement Shares; and

     (c)  95.3077% of the Cash Consideration payable to the Vendors;

     "Agreed Proportion" or "Agreed Proportions" means, in relation to each of the Vendors, the percentage set out in schedule 1 against their name;

     "Business Day" means any day other than a Saturday, Sunday or any day which is a public holiday in England (or for the purposes of the definition of "Completion Share Price" a trading day on Nasdaq National Market);

     "Business Hours" means the hours of 09.00 to 17.30 on a Business Day in the place to which any notice or other written communication is sent pursuant to this agreement;

     "Cash Consideration" means US$500,000;

     "Companies Act" means the Companies Act 1985;

     "Company" means TDLI.com Limited, details of which are set out in part A of schedule 2;

     "Completion" means completion of the sale and purchase of the Sale Shares in accordance with the parties' respective obligations under clause 7;

     "Completion Balance Sheet" means an unaudited balance sheet of the Company prepared in accordance with GAAP (other than any requirement for consolidation) and consistent with the accounting principles and practices adopted in the preparation of the last Accounts showing the assets and liabilities of the Company as at immediately before Completion;

     "Completion Date" means the date on which Completion occurs pursuant to clause 7;

     "Completion Share Price" means the closing price of the Purchaser's common stock on the Nasdaq National Market on the Business Day immediately preceding the Completion Date;

     "Conditions" means the conditions precedent to Completion contained in schedule 5;

     "Costs" means liabilities, costs (including legal costs on an indemnity basis), claims and expenses in each case of any nature whatsoever;

     "Database License Agreements" means (i) the database licence agreement among the Purchaser, TDL and JVCo and (ii) the database licence agreement among the Purchaser, TDL Belgium S.A. and JVCo, each dated on the date of this agreement;

     "Deed of Release" means the deed of release among the Company, the Purchaser, TDL, JVCo and InfoSpace Investments Limited dated on the date of this agreement;

     "Disclosed" means fairly disclosed to the Purchaser in the Disclosure Letter with sufficient particularity to enable the Purchaser reasonably to form a judgement as to the impact on the Company of the matter disclosed;

     "Disclosure Letter" means the letter of even date with this agreement from the Executives to the Purchaser executed and delivered immediately before the signing of this agreement;

     "Domain Names" means infospace.co.uk, infospaceuk.com and infospaceeurope.com;

     "Domain Names Assignments" means the assignment of each of the Domain Names in the agreed form;

     "Encumbrance" means any mortgage, charge, security interest, lien, pledge, hypothecation, assignment by way of security, equity, right of pre-emption, option, charge, covenant, restriction, reservation, lease, trust, order, decree, judgement, title defect (including retention of title claim) or any other third party right or encumbrance of any nature whatsoever (whether or not perfected);

     "Escrow Agent" means Chasemellon Shareholder Services LLC;

     "Escrow Depositor Agent" means GM LLC;

     "Escrow Depositors" means GM LLC and Mountain Capital LLC (being two of the Vendors);

     "Escrow Fund" means all of the Relevant Shares deposited with the Escrow Agent and governed by the terms of schedule 7;

     "Escrow Shares" means that amount of Exchange Shares which when multiplied by the Completion Share Price is equal to 5% of the Aggregate Consideration;

     "Estimated Stamp Duty Contribution" means $360,000;

     "Exchange Shares" means the number of shares of common stock, par value $0.0001 per share each in the capital of the Purchaser to be issued credited as fully paid and non-assessable and calculated in accordance with the provisions of clause 3;

     "Executive Warranties" means the warranties set out in Part B of schedule
     3;

     "GAAP" means generally accepted accounting principles in the United
     Kingdom;

     "ICTA" means the Income and Corporation Taxes Act 1988 (as amended);

     "InfoSpace SPA" means the sale and purchase agreement to be entered into on or around the date of this agreement between DMWSL 301 Limited and the Purchaser and to be completed following completion of the Newco SPA;

     "Individual Warranties" means the warranties set out in Part A of schedule
      3;

     "Intellectual Property Rights" means all rights of and in respect of patents, trade marks, service marks, registered designs, and utility models, and any applications for any of the foregoing and the right to apply therefor in any part of the world, and all rights of and in respect of copyright, design copyright and know-how;

     "JVCo" means TDL InfoSpace (Europe) Limited (company number 3592150);

     "Joint Venture Agreement" means the agreement (as amended) dated 16 July 1998 originally made among Thomson Directories Limited, Infospace Investments Limited, JVCo and the Purchaser;

     "Material Adverse Change" means a material adverse change in the business, financial condition, results of operation and assets of the Company other than as a result of (i) general economic or industry conditions, (ii) performance by any party to this agreement of its obligations under this agreement or (iii) any alteration in the value of the shares held by the Company in JVCo;

     "Net Deficiency" means the amount (if any) by which the liabilities (other than the Thomson Loan) of the Company exceed the Relevant Assets of the Company at Completion as shown by the Completion Balance Sheet;

     "Newco SPA" means the share sale and purchase agreement to be entered into on or around the date of this agreement among DMWSL 301 Limited and the TDLI Optionholders and to be completed following Completion;

     "Non UK Vendors" means the following Vendors:

     Global Private Equity III L.P.;
     Global Private Equity III A L.P.;
     Global Private Equity III B L.P.;
     Global Private Equity III C L.P.;
     Advent PGGM Global L.P.;
     Advent Partners GPE III L.P.;
     Advent Partners L.P.;
     GM LLC;
     Mountain Capital LLC;
     Balton Limited;
     Asthall Limited;
     Kirsham Limited;
     Fellner Limited;
     Linley Limited;
     Advent Euro-Italian Direct Investment Program L.P.;
     Advent European Co-investment Program L.P.; and
     Advent Global GECC III L.P.;
     Apax Europe IV - A L.P.
     Apax Europe IV - B L.P.
     Apax Europe IV - C GmbH & Co KG
     Apax Europe IV - D L.P.
     Apax Europe IV - F.C.V.
     Apax Europe IV - G.C.V.

     "Option Scheme" means the TDLI Unapproved Executive Share Option Scheme
     1999;

     "Option Shares" means that number of ordinary shares held or to be held in the Company by the TDLI Optionholders after exercising their options pursuant to the terms of the Option Scheme;

     "Parties" means each of the parties to this agreement save for in schedule 7 where it shall be deemed to mean the Purchaser, the Escrow Depositors and the Escrow Agent;

     "Purchaser's Solicitors" means Taylor Joynson Garrett of Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y 0DX;

     "Registration Rights Agreement" means the agreement dated the date hereof among the Purchaser and Vendors relating to the registration of the Exchange Shares under the Securities Act;

     "Registration Statement" shall have the meaning set out in the Registration Rights Agreement;

     "Relevant Assets" means the assets of the Company as at Completion (excluding all the Company's shares in JVCo);

     "Relevant Proportion" means in respect of GM LLC 76.9234% and in respect of Mountain Capital LLC, 23.0766%;

     "Relevant Shares" means in respect of each Escrow Depositor, an amount of Exchange Shares issued to such Escrow Depositor equal to its Relevant Proportion of the Escrow Shares rounded to the nearest whole share;

     "Replacement Shares" means that number of shares of common stock, par value $0.0001 per share in the capital of the Purchaser whose aggregate value calculated on the basis of the Completion Share Price is equal to 14.6986% of the Exchange Shares (before any reduction pursuant to clause 3.4) and 95.3077% of the Cash Consideration;

     "Sale Shares" means the 679,770 issued "A" ordinary shares of (Pounds)0.0001 each and the 270,230 issued ordinary shares of (Pounds)0.0001 each in the Company referred to in schedule 2 constituting (together with the Option Shares) all the issued and outstanding share capital in the Company as at Completion;

     "Saraide Exchange Shares" means that number of shares of common stock in Saraide, Inc which constitute as of the Completion Date 2% of the aggregate of:

     (a)  issued and outstanding share capital of Saraide, Inc; and

     (b) such common stock as is to be or may be issued pursuant to any options which have been granted and have vested (but excluding any options which have not vested) as at Completion;

     "Saraide Stockholders Agreement" means the Saraide, Inc. Amended and Restated Stockholders Agreement dated 10 March 2000 among (1) Microcell Capital Inc., (2) Nortel Networks Corporation, (3) GSM Capital Limited Partnership, (4) ARGC, LLC, (5) Ericsson Radio Systems AB, (6) the Purchaser and (7) Saraide, Inc.;

     "SEC" means the United States Securities and Exchange Commission;

     "Securities Act" means the United States Securities Act of 1933 (as amended);

     "Stamp Duty" means any duty for the time being chargeable under law of England and Wales under the Stamp Act 1891 and any subsequent revenue or finance acts, and any stamp duty reserve tax chargeable under the Finance Act 1986 and any subsequent revenue or finance acts;

     "Stamp Duty Contribution" means the US Dollar equivalent calculated on the day of payment of one half of the actual Stamp Duty payable in respect of the transfer of the Sale Shares by the Vendors to the Purchaser pursuant to this agreement;

     "Taxation" means any form of taxation, duty, impost, levy of any nature whatsoever whether of the United Kingdom or elsewhere whether or not any such taxation, duty, impost or levy arises in respect of actual deemed gross or net income profits, gains, value, receipt, payment, sale, franchise, value added property or right and includes, without limitation, any withholding amount subject to PAYE or other amount if or in respect of any of the foregoing payable by virtue of any Tax Statute and any penalty (including late filing penalty) charge, surcharge, fine or interest payable in connection with any such taxation duty, impost or levy;

     "Tax Statute" means any primary or secondary statute instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Taxation;

     "TCGA" means the Taxation of Chargeable Gains Act 1992;

     "TDL" means Thomson Directories Limited (company number 902438);

     "TDLI Optionholders" means those persons who have conditionally exercised their options pursuant to the Option Scheme prior to Completion and who will enter into the Newco SPA;

     "Tax Warranties" means the warranties contained in Part C of schedule 3;

     "Thomson Loan" means the loan of the principal amount of (Pounds)300,000 to the Company made by TDL pursuant to an agreement dated 29 January 1999 together with any interest payable under the terms of the loan calculated up to and including the Completion Date;

     "UK Vendors" means of all of the Vendors with the exception of the Non UK Vendors;

     "Vendors' Solicitors" means Dickson Minto W.S. of Royal London House, 22-25 Finsbury Square, London EC2A 1DX;

     "Vendors' Solicitors Account" means (i) in respect of payments to be made in sterling the client account of the Vendors' Solicitors with Bank of Scotland's Head Office Branch, The Mound, Edinburgh, EH1, Sort Code 80-20-00, account number 00333228 and (ii) in respect of payments to be made in US Dollars the client account of the Vendors' Solicitors with Bank of Scotland 's Head Office Branch, The Mound, Edinburgh, EH1, sort code 80-20-00, swift code BOFSGB2S, account number 003762 USD 01;

     "Warranties" means the Individual Warranties, the Executive Warranties and the Tax Warranties; and

     "Website and Merchant Services Agreements" means (i) the website and merchant services agreement between the Purchaser, TDL and JVCo and (ii) the website and merchant services agreement between the Purchaser, TDL Belgium S.A. and JVCo, each dated the date of this agreement.

1.2  In this agreement references to:

     (a)  an enactment includes a reference to:

          (i) that enactment as amended, extended or applied by or under any other enactment before the date of this agreement;

          (ii) any enactment which that enactment re-enacts (with or without modification); and

          (iii) any subordinate legislation made before the date of this agreement under any enactment, including an enactment referred to in sub-clause 1.2(a) (i) or (ii) above;

     (b)  the singular includes a reference to the plural and vice versa;

     (c) any clause, sub-clause or schedule is to a clause, sub-clause or schedule (as the case may be) of or to this agreement;

     (d)  any gender includes a reference to all other genders;

     (e) persons include all forms of legal entity including individuals, companies, bodies corporate (wherever incorporated or established or carrying on business), unincorporated associations, governmental entities and partnerships and, in relation to any party who is an individual, his legal personal representative(s);

     (f) the words "including", "include" and "in particular" shall be construed as being by way of illustration only and shall not be construed as limiting the generality of any foregoing words; and

     (g) documents "in the agreed form" are to documents in the form of the draft agreed between the parties to this agreement and initialled by or on behalf of the parties for the purposes of identification.

1.3 The introduction and schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement. Accordingly, any reference to this agreement shall include the introduction and schedules.

1.4 Where any amount denominated in US dollars requires for the purposes of any payment or determination pursuant to this agreement to be converted into sterling (or vice versa), the exchange rate used shall be the published rate at which Bank of America will purchase sterling (if the currency is to be converted from sterling into US dollars) or sell sterling (if the currency is to be converted from US dollars into sterling) at the close of business on the Business Day immediately preceding the relevant calculation date.

2.   Sale and Purchase

2.1 Subject to the provisions of schedule 5 and in consideration for the issue of the Exchange Shares and the transfer of the Saraide Exchange Shares (or the issue of the Replacement Shares as the case may be) credited as fully paid and non-assessable to the Vendors in the Agreed Proportions and the payment of 95.3077% of the Cash Consideration to the Vendors in the Agreed Proportions, each of the Vendors shall with full title guarantee sell the number of Sale Shares set out against such Vendor's name in schedule 1 and the Purchaser shall purchase all right, title and interest in the Sale Shares with effect from Completion.

2.2 The Sale Shares shall be sold free from all Encumbrances and together with all rights to dividends and other distributions of whatsoever nature declared after the date of this agreement in respect of the Sale Shares and all other rights and advantages belonging to or accruing on the Sale Shares as at and from that date.

2.3 Neither the Vendors, nor the Purchaser shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

2.4 Each of the Vendors hereby irrevocably waives all or any pre-emption rights which that Vendor may have pursuant to the Company's articles of association or to any other agreement relating to the Sale Shares, the Option Shares or otherwise, so as to enable the sale of the Sale Shares and the Option Shares to the Purchaser to proceed free of any such pre-emption rights.

2.5 Prior to Completion the Executives jointly and severally undertake to the Purchaser to procure (insofar as they reasonably can in their capacity as directors of the Company and without any requirement to expend money or incur obligations personally) that the Company and its directors shall not do any of the matters set out in schedule 6 without the prior written consent of the Purchaser.

2.6 Each Vendor severally undertakes that it shall not exercise any voting rights to the Sale Shares held by it in such a way as would cause the Company to do any of the matters set out in schedule 6 without the Purchaser's prior written consent.

2.7 As soon as practicable after the execution of this agreement (and in any event within 21 days), the Purchaser shall file the Registration Statement with the SEC and shall use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicably possible thereafter.

3.   Exchange Shares

3.1 Subject to clauses 3.2, 3.3 and 3.4 the number of Exchange Shares which shall be issued to each Vendor as part of the Aggregate Consideration shall be X x Z where:
            -
          Y
     X = the number of Sale Shares to be sold by that Vendor;

     Y = the aggregate  number of the Sale Shares; and

     Z = 2,876,620.

3.2 If the Completion Share Price exceeds $41.6247, then the number of Exchange Shares which shall be issued to each Vendor shall (subject to clause 3.4) be X x A where:
        -   -
        Y   B

     X and Y have the value attributed by clause 3.2;

     A = $119,738,438; and

     B = the Completion Share Price.

3.3 If the Completion Share Price is less than $34.0565, then the number of Exchange Shares which shall be issued to each Vendor shall (subject to clause 3.4) be X x C where:
                    -   -
                    Y   D

     X and Y have the value attributed by clause 3.2;

     C = $97,967,603; and

     D = the Completion Share Price.

3.4 The number of Exchange Shares for the purposes of clauses 3.1, 3.2 and 3.3 (as the case may be) shall be reduced by such number as results from applying the formula:

     950,000 x         Net Deficiency + Thomson Loan + Cash Consideration + Estimated Stamp Duty Contribution
     ---------         --------------------------------------------------------------------------------------
     996,772                                         Completion Share Price

3.5 The Exchange Shares shall rank pari passu in all respects with the existing common stock in the capital of the Purchaser and so far as regards dividends declared or paid by reference to a record date falling on or after the date by reference to which the Completion Share Price is determined shall rank as if they had been issued fully paid on and from the commencement of the period in respect of which such dividend is paid.

3.6 If the number of Exchange Shares to be issued to a Vendor pursuant to the provisions of this agreement gives rise to an entitlement to a fraction of an Exchange Share, the entitlement to the fraction shall be disregarded and the number of Exchange Shares to be issued to such Vendor shall be rounded down to the nearest whole Exchange Share.

4.   Saraide Exchange Shares

4.1 Subject to usual and customary underwriting terms including without limitation such cutbacks and other limitations which in the judgement of the underwriter are necessary, advisable or compatible with the success of the offering and any prior registration rights held by other holders of the capital stock of Saraide pursuant to that certain Saraide.com Inc Registration Rights Agreement dated May 14, 1999, as amended the Vendors shall have a right to participate in any proposed registration of the common stock of Saraide under the Securities Acts.

4.2 The Purchaser warrants that the copies of the Saraide Stockholders Agreement, Saraide registration rights agreement and the by-laws of Saraide, Inc (a bound volume of such documents being in the agreed form) are true and accurate.

4.3 If, prior to Completion, the Purchaser agrees to acquire all of the common stock of Saraide held by persons other than the Purchaser or any affiliate of the Purchaser ("Saraide Minority Shareholders"), the Purchaser will pay to the Vendors at Completion the equivalent consideration that they would have received under such agreement if they had been Saraide Minority Shareholders holding the Saraide Exchange Shares to which they would have been entitled under this agreement (assuming consent of the other Saraide Minority Shareholders had not been required).

4.4 If following Completion, the Purchaser agrees to acquire all of the common stock of Saraide held by the Saraide Minority Shareholders, it shall make an offer to the Vendors for the Saraide Exchange Shares on the same terms.

4.5 The Purchaser agrees that in the event of the sale by the Purchaser of all of the common stock of Saraide to a purchaser at arms length it will use commercially reasonable endeavours to ensure that each Vendor is offered terms to acquire that Vendor's common stock in Saraide which are no less favourable to such Vendor by comparison with the terms offered to Saraide Minority Shareholders.

5.   Warranties

5.1 Each of the Vendors severally warrants to the Purchaser in the knowledge that the Purchaser is entering into this agreement in reliance upon the accuracy of each of the Individual Warranties given by that Vendor that the Individual Warranties are true and accurate as at the date of this agreement and will be true and accurate upon Completion.

5.2 For the avoidance of doubt, each of the Individual Warranties is given by each Vendor only in relation to itself and the Sale Shares to be sold by it under this agreement and not in relation to any other person or any other Sale Shares.

5.3 Subject to the provisions of schedule 4 (Limitations), each of the Executives jointly and severally warrants to the Purchaser in the knowledge that the Purchaser is entering into this agreement in reliance upon such warranty that the Executive Warranties and the Taxation Warranties are true and accurate as at the date of this agreement. Each of the Executive Warranties and the Tax Warranties and claims under them shall be limited by and be subject to the provisions of schedule 4.

5.4 Notwithstanding any other provision of this agreement, no limitations of any kind shall apply to any claim under this agreement against any Vendor or Executive which is (or the delays in the discovery of which is) the consequence of any fraud, dishonesty or deliberate concealment as determined by a court of law on the part of that Vendor, or Executive or their respective agents or advisers.

5.5 Each of the Vendors and the Executives severally undertakes to the Purchaser to disclose promptly in writing to the Purchaser (such disclosure to be without prejudice to the Purchaser's rights whether pursuant to this agreement, statute, equity, common law or otherwise):

     (a) any event or circumstance which becomes known to that Vendor or Executive after the date of this agreement and prior to Completion, which, to such Vendors or Executives knowledge, renders any of the Warranties given by it untrue; and

     (b) any failure of such Vendor or Executive to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder,

     provided that the delivery of any notice pursuant to this sub-clause shall not limit or otherwise effect any remedies available to the Purchaser.

5.6 If there is a breach of any of the Executive Warranties and/or the Tax Warranties then, in respect of each such breach and without prejudice to the right of the Purchaser to claim damages on any basis available to it or to any other right or remedy available to the Purchaser, the Executives jointly and severally agree to pay to the Purchaser on demand by way of liquidated damages for such breach of the Executive Warranties and/or the Tax Warranties such sum as would put the Company into the position which (after payment of any Taxation payable in respect of the receipt of such sum) would have existed if there had been no such breach plus all Costs reasonably incurred by the Purchaser in connection with such breach of the Warranties.

5.7 The benefit of the Warranties may be assigned in whole or in part to any Affiliate of the Purchaser provided that if any such assignee ceases to be an Affiliate of the Purchaser, the Warranties shall cease to be enforceable unless and until the benefit of them is re-assigned to the Purchaser or a person who is then an Affiliate of the Purchaser.

5.8 Each of the Warranties shall be construed as a separate and independent warranty and shall be governed, limited and restricted by clauses 5, 11.9 and 11.10 and by schedule 4 but shall not be governed, limited or restricted by reference to or inference from any other terms of this agreement or any other Warranty.

5.9 Any payments made by any Vendor and/or the Executives to the Purchaser in respect of claims under the Warranties shall so far as possible be treated by the parties as a reduction in the consideration for the Sale Shares.

5.10 Where any of the Warranties is qualified by the expression "so far as the Executives are aware" or any similar expression, each of the Executives shall be deemed to have the awareness of a particular fact or matter if:

     (a)  such Executive is actually aware of such fact or other matter; or

     (b) the Executive acting prudently would be expected to discover or otherwise become aware of such fact or other matter in the course of performing or complying with the responsibilities and obligations commonly associated with such person's position.

5.11 Each of the Vendors and the Executives hereby agrees with the Purchaser (for itself and as trustee for the Company) to waive any right which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or any of its officers and employees or advisers in enabling the Vendors and the Executives to give the Warranties, to prepare the Disclosure Letter and to enter into this agreement and undertakes not to make any claim in respect of such reliance.

5.12 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by any investigation made by or on behalf of the Purchaser into the affairs of the Company or actual or constructive knowledge on the part of the Purchaser or its agents or advisers except as otherwise expressly provided in this agreement in relation to the Disclosure Letter.

5.13 All sums payable by the Vendors and/or the Executives under this agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the relevant Vendor and/or Executive shall pay such additional amount as shall be required to ensure that the net amount received by the Purchaser will equal the full sum which would have been received by it had no such deduction or withholding been required to be made.

5.14 If any payment made by the Vendors and/or the Executives in relation to a claim for breach of Warranty will be or has been subject to Taxation in the hands of the Purchaser, the Purchaser may demand in writing from the relevant Vendor or Executive (as appropriate) such sum (after taking into account any Taxation payable in respect of such sum) as will ensure that the Purchaser receives and retains a net sum equal to the sum which it would have received had the payment not been subject to Taxation. The relevant Vendor and/or Executive (as appropriate) shall pay any sum which is demanded pursuant to this sub-clause 5.14 within two Business Days of service of such demand.

5.15 If and to the extent that the Stamp Duty Contribution exceeds the Estimated Stamp Duty Contribution the Executives agree to forthwith pay the Purchaser the amount of the difference.

5.16 If the Estimated Stamp Duty Contribution exceeds the Stamp Duty Contribution the Purchaser shall forthwith pay the Vendors' Solicitors (whose receipt shall be a good discharge) an amount equal to the difference.


6.   Purchaser's Remedies

6.1 Subject to clause 5.4, notwithstanding any other provision of this agreement, the Purchaser acknowledges that the Purchaser shall have no recourse to the personal assets of the Executives in respect of a breach of any of the Executive Warranties or a claim under clause 5.15. If there is a breach of any of the Executive Warranties or a claim under clause 5.15 then the only remedy available to the Purchaser shall be the recovery of sums from the Escrow Fund.

6.2 If during the first year after Completion the Purchaser makes claims under both the Tax Warranties and the Executive Warranties or under both the Tax Warranties and pursuant to clause 5.15 and in either case (because of the prior settlement of the claim(s) under the Tax Warranties) there are insufficient remaining assets in the Escrow Fund to settle the claim(s) under the Executive Warranties and/or clause 5.15 (once agreed or determined), then the Executives (jointly and severally) shall at their option (i) transfer or procure the transfer to the Purchaser of such number of Exchange Shares as is equal in value (at the Completion Share Price) or
     (ii) pay an amount in cash to the Purchaser equal (in ease case) to the lower of:

     (a) The amount of the claim(s) under the Tax Warranties which were settled from the Escrow Fund; and

     (b) The amount by which the assets in the Escrow Fund are insufficient to meet the Executive Warranty Claim and/or any claim pursuant to clause 5.15.

6.3 Subject to due and timely compliance by the Executives with the provisions of clause 6.2 and subject to clause 5.4, but notwithstanding any other provisions of this agreement, the Purchaser acknowledges in respect of any claim for a breach of any Tax Warranties in respect of which a claim is made during the first year that, to the extent only that such claim (when aggregated with any other claims in respect of the Guarantee referred to in clause 13.1 and together with all Costs reasonably incurred) is capable of being met in full out of the Escrow Fund, the first remedy available to the Purchaser shall be the recovery of sums from the Escrow Fund.

7.   Completion/Deliveries at Signing

7.1 On the day (the "First Calculation Date") immediately prior to the date on which the Purchaser requests effectiveness of the Registration Statement, the number of Exchange Shares and Saraide Exchange Shares, if any, to be issued to each Vendor (the "Share Allocations") shall be calculated by the Purchaser in accordance with clause 3. If the Registration Statement is declared effective on the Business Day immediately following the First Calculation Date, subject to the continued satisfaction of the Completion Conditions,. Completion shall occur on this date. If the Registration Statement is not declared effective on the Business Day immediately following the First Calculation Date, the Share Allocations shall be recalculated by the Purchaser in accordance with clause 3 on such Business Day (a "Subsequent Calculation Date") and the Purchaser shall continue to recalculate the Share Allocations on each subsequent Business Day until such time as the Registration Statement is declared effective on the Business Day immediately following a Subsequent Calculation Date. Subject to the continued satisfaction of the Completion Conditions, Completion shall occur on the date that the Registration Statement is declared effective.

7.2 Completion will take place at the offices of the Purchaser's Solicitors in accordance with clause 7.1 above or at such other time or place as the Purchaser and Vendor may mutually agree.

7.3 On Completion the Vendors shall deliver or cause to be delivered to the Purchaser duly executed stock transfer forms in respect of the Sale Shares to be sold by that Vendor together with the related share certificates (such stock transfer forms to be in favour of the Purchaser (or where notice in writing is given to the Vendors' Solicitors within 14 days of the date of this agreement to such Affiliate of the Purchaser as the Purchaser shall direct in such notice)

7.4  On Completion the Executives shall deliver or cause to be delivered to the
     Purchaser:

     (a)  the Completion Balance Sheet; and

     (b) the statutory books of the Company complete and accurate up to Completion and any company seal(s), certificates of incorporation, certificates of incorporation on change of name and all unused share certificates of the Company and all cheques books of the Company.

7.5  On Completion the Purchaser shall:

     (a) procure that JVCo repays such sums as are presently due and payable to TDL and such sums shall be paid by electronic transfer of cleared funds for same day value to the Vendors' Solicitors Account;

     (b) irrevocably authorise and instruct the Escrow Agent to issue the Share Allocations as determined in accordance with clause 7.1 and shall provide the Vendors' Solicitors with a copy of such irrevocable instruction;

     (c) pay 95.3077% of the Cash Consideration by electronic transfer of cleared funds for same day value to the Vendors' Solicitors Account;

     (d) procure that the Company repays the Thomson Loan to TDL by electronic transfer of cleared funds for same day value to the Vendors' Solicitors Account;

     (e) deliver to the Vendors' Solicitors duly executed stock transfer forms in respect of the Saraide Exchange Shares together with the related share certificates (such stock transfer forms to be in favour of each Vendor in the Agreed Proportions); and

     (f) deliver to the Vendors or the Vendors' Solicitors evidence that the Registration Statement has been declared effective under the Securities Act.

7.6 The Purchaser shall use all reasonable commercial efforts to procure that the Escrow Agent shall issue the Exchange Shares fully paid and non-assessable to each of the Vendors in the Agreed Proportions and shall deliver duly executed certificates (which shall be duly and validly authorised) in respect of them to (or at the direction of) the Vendors as soon as reasonably practicable.

7.7 The Purchaser acknowledges that it has, on or before the date of this agreement, received copies of:

     (a) letters of resignation from each director of the Company and the secretary of the Company in the agreed form;

     (b) letters of resignation from each of the Executives in respect of their directorships with JVCo in the agreed form;

     (c) a letter of resignation from the auditors of the Company together with a statement in accordance with section 394 of the Companies Act that there are no circumstances connected with such resignation which they consider should be brought to the attention of members or creditors of the Company and providing full details of any outstanding fees or other payment due from the Company; and

     (d) a copy of resolutions of the board of directors of the Company in the agreed form resolving to approve the transfer of the Sale Shares (subject to stamping) pursuant to this agreement, accepting the resignations referred to at paragraphs (a) and (c) above, appointing Naveen Jain, Arun Sarin and Ellen Alben as additional directors of the Company and Ellen Alben as the new secretary and appointing Deloitte & Touche as auditors of the Company.

     all of the above being expressed to be conditional on Completion occurring but not further or otherwise.

7.8 The Purchaser and the Vendors acknowledge that either they or their representatives have received originals or copies of:

     (a)  the Deed of Release;

     (b)  the InfoSpace SPA;

     (c)  the Newco SPA;

     (d)  the Database Licence Agreements;

     (e)  the Website and Merchant Services Agreements ;

     (f)  the Disclosure Letter;

     (g) a letter from TDL to the Purchaser authorising the Purchaser to pay the Thomson Loan and the sums due and payable by JVCo to TDL to the Vendors' Solicitors Account;

     (h) a Secretary's Certificate certifying that the board of directors of the Purchaser have authorised the execution and performance by the Purchaser of its obligations under this agreement, the Deed of Release and the InfoSpace SPA; and

     (i) Consents(s) to be bound in the agreed form by the transfer provisions of Saraide Stockholders Agreement.

8.   Post-Completion

8.1 Each Vendor shall (in so far as reasonably practicable in their capacity as Vendors and without any requirement to expend money or incur obligations personally) procure that any other necessary party shall execute and do all such documents acts and things as may be reasonably required on or subsequent to Completion by the Purchaser for securing to or vesting in the Purchaser the legal and beneficial ownership of the Sale Shares sold by it, provided that for the avoidance of doubt, no Vendor shall have any responsibility in relation to the adjudication or stamping of the relevant stock transfer forms or their subsequent registration.

8.2  Each Vendor:

     (a) irrevocably appoints the Purchaser to be his attorney to exercise after Completion in the absolute discretion of the Purchaser all rights attaching to the Sale Shares registered in his name or exercisable by him in his capacity as a member of the Company, and without prejudice to the generality of the foregoing the powers exercisable by the Purchaser shall include the power to execute, deliver and do all deeds, instruments and acts in that Vendor's name and on that Vendor's behalf in pursuance of the foregoing, and shall include the power to sub-delegate this power;

     (b) undertakes and agrees that, other than at the written request of the Purchaser, he shall not after Completion exercise any rights attaching to the Sale Shares or exercisable by that Vendor in his or her capacity as a member of the Company or appoint any other person to exercise such rights;

     (c) undertakes and agree that any dividends, securities or notices, documents or other communications which may be received after today's date by that Vendor from the Company or any third party in respect of the Sale Shares or in that Vendor's capacity as a member of the Company shall (conditionally on Completion occurring) be received by that Vendor and held in trust for the Purchaser and, without prejudice to the generality of the obligations imposed by the foregoing, undertakes and agrees promptly to procure the forwarding to the Purchaser of all such benefits or communications and to account to the Purchaser for all benefits arising from the Sale Shares registered in his name and/or from that Vendor's capacity as a member of the Company;

     (d) agrees and undertakes upon written request by the Purchaser to ratify all deeds, instruments and acts exercised by the Purchaser in pursuance of this power;

     (e) agrees that in acting under this power the Purchaser may act by its secretary or any director or person acting pursuant to authority conferred by its board of directors or any director; and

     (f) declares that such power, undertaking and agreement shall cease and determine upon that Vendor ceasing to be a member of the Company, but without prejudice to any power exercised prior to such date and shall not, save as may be required by law, terminate on that Vendor's previous death, bankruptcy or mental disorder, and shall, save as aforesaid, in connection with the Shares be accordingly binding upon any personal representative, trustee in bankruptcy or trustee in respect of any mental disorder.

8.3  The Purchaser undertakes:

     (a) to use all reasonable commercial endeavours to submit the stock transfer forms relating to the Sale Shares for adjudication for stamp duty purposes (together with all information required by the Inland Revenue to effect such adjudication) as soon as reasonably practicable after Completion and to pay the adjudicated stamp duty and procure the registration of the Sale Shares in the name of the Purchaser or its nominee as soon as reasonably practicably after such adjudication; and

     (b) to indemnify and keep indemnified each Vendor against any cost, loss or liability which may be suffered or incurred by it as a result of the exercise by the Purchaser of its rights under clause 8.2 other than losses attributable to any liability the Vendors may have under the Individual Warranties.


9.   Confidentiality

9.1 In clause 9.2 "Company Confidential Information" means any trade secret, confidential or commercially sensitive which is not readily available to others engaged in a similar business to that of the Company or to the general public and which if disclosed may cause harm to the Company.

9.2 Subject to clause 9.3, each Vendor and each Executive shall keep secret and shall not at any time, for whatever reason, use communicate or reveal to any person for that Vendor's or Executive's own or another's benefit, any Company Confidential Information which shall have come to his knowledge prior to Completion. Each Vendor and each Executive shall as soon as reasonably practicable inform the Purchaser of any disclosure or use of any such information of which he becomes actually aware knowing it to be Company Confidential Information.

9.3  The restrictions contained in sub-clause 9.2 shall not apply to:

     (a) any disclosure or use authorised in writing by the Purchaser or in or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or

     (b) any information which is in the public domain otherwise than as a result of a breach of this clause.

     The Purchaser shall be entitled in its sole discretion to decide whether a press release is issued relating to the subject matter of this agreement and no party to this agreement shall issue any press release or make public any announcement relating to the subject matter of this agreement without the prior written approval of the other parties, provided however, that any party may make any public disclosure it believes in good faith after consultation with its legal advisers is required by applicable law or regulation or any listing or trading agreement concerning its publicly-traded securities. In addition, the parties agree and acknowledge that if the Purchaser decides to issue a press release the form of such press release will be agreed between the Purchaser and the Vendors such agreement not to be unreasonably withheld.

10.  Notices

     All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) three Business Days after the Business Day of deposit with a reputable national or international courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

     If to Purchaser:

     InfoSpace, Inc

     601 108th Avenue NE, Ste. 1200
     Bellevue, Washington, U.S.A. 98004
     Attention: Ellen B. Alben or John M. Hall
     Facsimile: 425-201-6100

     Copy to:

     Taylor Joynson Garrett
     Carmelite
     50 Victoria Embankment
     London EC4Y ODX
     Attention: Gordon Jackson
     Facsimile: 7300 7100

     If to the Vendors:

     As set out in schedule 1

11.  Miscellaneous

11.1 Each party shall bear its own costs incurred in the negotiations leading up to and in the preparation of this agreement and of matters incidental to this agreement.

11.2 This agreement shall so far as it remains to be performed after execution continue in full force and effect notwithstanding Completion and, in particular, the rights and remedies of the Purchaser in respect of the Warranties and shall not be affected by Completion.

11.3 No term or provision of this agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party, except that the parties may amend this agreement but only by letter or written instrument signed by all of the parties.

11.4 No waiver by any of the parties to this agreement of any requirements of this agreement or of any of such party's rights under this agreement shall be valid unless such waiver is in writing and signed by or on behalf of each of the parties to this agreement.

11.5 No failure to exercise, and no delay in exercising, on the part of the Purchaser any right or remedy under this agreement shall operate as a waiver of such right or remedy nor shall any single or partial exercise of any right or remedy preclude the exercise of any other right or remedy.

11.6 The Purchaser may release or compromise the liability of any of the Vendors or Executives under this agreement or grant to any Vendors or Executives time or other indulgence, at the Purchaser's absolute discretion, without affecting the liability of any other Vendor under this agreement or in any way prejudicing the Purchaser's rights against any other party.

11.7 The rights and remedies conferred on the Purchaser in this agreement are cumulative and in addition to and without prejudice to all other rights and remedies available to the Purchaser.

11.8 The headings to the clauses in this agreement and in the schedules are for ease of reference only and shall not form any part of this agreement for the purposes of construction.

11.9 This agreement and the documents to be delivered on Completion as set out in clause 6:

     (a) set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares; and

     (b) (in relation to such subject matter) supersede all prior discussions, understandings, undertakings, promises, conditions, covenants, undertakings and agreements between the parties and their agents (or any of them) and all prior representations, warranties and expressions of opinion by any party (or its agent) to any other party (or its agent).

11.10 It is acknowledged and agreed that:

      (a) no party has entered into this agreement in reliance upon any representation, warranty, promise, condition, covenant, indemnity or undertaking of any other party which is not expressly set out in this agreement; and

      (b) no party shall have any claim or remedy in respect of misrepresentation or breach of warranty (whether negligent or otherwise) or any untrue statement made by any other party save to the extent set out in or expressly incorporated in this agreement and each party irrevocably and unconditionally waives any right which it may have to (i) claim damages for any misrepresentation (other than a misrepresentation contained in this agreement) or for breach of any express or implied warranties (other than a warranty set out in or expressly incorporated in this agreement) and/or (ii) to rescind this agreement after Completion, provided that this clause shall not exclude or limit any right of the Purchaser in relation to fraudulent misrepresentation or other breach of this agreement.

11.11 This agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

11.12 If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

11.13 This agreement shall be binding on and shall enure for the benefit of the personal representatives and successors of the parties.

11.14 For the avoidance of doubt this agreement shall not be deemed to confer any rights on any third parties and no third party shall be entitled to enforce any term or condition of this agreement under the Contracts (Rights of Third Parties) Act 1999.

12.   Law and Jurisdiction

12.1 This agreement shall be governed by and construed in accordance with English law and each party to this agreement submits to the non-exclusive jurisdiction of the English courts.

12.2 The Vendors, the Executives and the Purchaser agree that any legal action or proceeding arising out of or in connection with this agreement may be brought in the High Court of Justice in England, and the Vendors, the Executives the Purchaser hereby irrevocably submit to the non-exclusive jurisdiction of such court in connection with any such legal action or proceedings.

12.3 The Purchaser irrevocably appoints the Purchaser's Solicitors as their agent to accept service of legal proceedings in connection with all matters arising out of this agreement and the transactions contemplated by this agreement and agree that any claim form, judgement or other notice of legal process in connection with any such legal action or proceedings shall be sufficiently served if delivered to the Purchaser's Solicitors.

12.4 The Non UK Vendors irrevocably appoint the Vendors' Solicitors as their agent to accept service of legal proceedings in connection with all matters arising out of this agreement and the transactions contemplated by this agreement and agree that any claim form, judgement or other notice of legal process in connection with any such legal action or proceedings shall be sufficiently served if delivered to DM Company Services (London) Limited at its registered office located currently at Royal London House, 22/25 Finsbury Square, London.

13.  Guarantee

13.1 In consideration of the Purchaser agreeing to enter into this agreement, at the request of the Executives the Escrow Depositors hereby irrevocably and unconditionally jointly and severally guarantee to the Purchaser the due and punctual payment of all the moneys expressed to be payable or which may become payable by the Executives under or pursuant to clause 5 of this agreement as and when the same shall respectively become due (the "Guarantee") and agree to the transfer of the Relevant Shares to the Escrow Agent on the terms of schedule 7 PROVIDED THAT the liability of the Escrow Depositors shall be limited to the Escrow Fund and the Purchaser shall only be entitled to have recourse to the Escrow Fund being held from time to time by the Escrow Agent in respect of the Guarantee.

13.2 The Escrow Depositors liability under the Guarantee shall not be discharged, lessened, affected or impaired by time being given to the Escrow Depositors or the Executives or by any other indulgence, concession, composition, release or waiver to any of them, by the taking, non-taking, waiver, holding, varying, non-enforcement or release by the Purchaser of any security or other guarantee for all or any of the sums payment of which (or obligations performance of which) is hereby guaranteed, by any variation in the terms of the agreement, by any other security being or becoming wholly or in part void, voidable or unenforceable, by any other thing done or omitted or neglected to be done by the Purchaser or the Company or by any other dealing or thing (whether or not known to the Purchaser or the Company) and including, without limitation, any circumstances whatsoever affecting or preventing recovery of sums under the agreement which, but for this provision, would or might operate to exonerate or discharge the Escrow Depositors from the whole or any part of their obligations under the Guarantee.

13.3 The Guarantee is to be a continuing guarantee and accordingly shall remain in operation until the release of the Escrow Fund pursuant to schedule 7, regardless of any intermediate payment or settlement of account or of the legality, validity or enforceability of any provision, the death, bankruptcy or other incapacity of the Executives or any change in the construction, status, control or ownership of the Purchaser.

13.4 The Escrow Depositors shall be liable to the Purchaser as if they were primary obligors and the Purchaser shall not be obliged to exhaust its recourse against the Executives or any other person before being entitled to payment from the Escrow Fund.

13.5 The Escrow Depositors, shall (subject to the limitations in clause 13.1) be jointly and severally liable in the same manner and with the same effect as if each of them had signed separate guarantees and the Guarantee shall not be revoked or impaired as to any one of the Escrow Depositors by the reconstruction, amalgamation, administration, winding up, liquidation or by any change in the objects, capital structure or constitution of the Escrow Depositors. The Purchaser shall not be at liberty to release or discharge any one of the Escrow Depositors from the obligations of the Guarantee or to accept any composition from or make any other arrangement with any of them without thereby releasing or discharging the other or others.

                                  SCHEDULE 1


                       The Vendors and the Consideration

------------------------------------------------------------------------------------------------------------------------------------
Name                                          Address                    Number of Sale Shares  Agreed Proportion
------------------------------------------------------------------------------------------------------------------------------------
3i Group plc (registered in the name of       91 Waterloo Road                     83,841             8.8254%
3i Nominees Limited as its nominee)           London, SE1 8XP             "A" Ordinary Shares
------------------------------------------------------------------------------------------------------------------------------------
3i UK Investment Partners L.P.                91 Waterloo Road                     55,894             5.8836%
(registered in the name of 3i 96              London, SE1 8XP             "A" Ordinary Shares
Partners Nominees Limited (a/c 3i
Investment Partners) as its nominee)
------------------------------------------------------------------------------------------------------------------------------------
Global Private Equity III - L.P.              75 State Street                      54,170             5.7021%
                                              Boston                      "A" Ordinary Shares
                                              Massachusetts
                                              02109 USA
------------------------------------------------------------------------------------------------------------------------------------
Global Private Equity III - A L.P.            75 State Street                      24,901             2.6212%
                                              Boston                      "A" Ordinary Shares
                                              Massachusetts
                                              02109 USA
------------------------------------------------------------------------------------------------------------------------------------
Global Private Equity III - B. L.P.           75 State Street                       1,248             0.1314%
                                              Boston                      "A" Ordinary Shares
                                              Massachusetts
                                              02109 USA
------------------------------------------------------------------------------------------------------------------------------------
Global Private Equity III - C. L.P.           75 State Street                      16,597             1.7471%
                                              Boston                      "A" Ordinary Shares
                                              Massachusetts
                                              02109 USA
------------------------------------------------------------------------------------------------------------------------------------
Advent PGGM Global L.P. (Class A)             75 State Street                                         0.8741%
                                              Boston                                8,304
                                              Massachusetts               "A" Ordinary Shares
                                              02109 USA
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Name                                          Address                     Number of Sale Shares  Agreed Proportion
------------------------------------------------------------------------------------------------------------------------------------
Advent Partners GPE - III L.P.                75 State Street                                         0.0860%
                                              Boston                              817
                                              Massachusetts               "A" Ordinary Shares
                                              02109 USA
------------------------------------------------------------------------------------------------------------------------------------
Advent Partners L.P.                                                                                  0.2276%
                                              75 State Street                       2,162
                                              Boston                      "A" Ordinary Shares
                                              Massachusetts
                                              02109
                                              USA
------------------------------------------------------------------------------------------------------------------------------------
GM LLC                                        c/o The Corporation Trust                              13.7236%
                                              Company                             130,375
                                              1209 Orange Street              Ordinary Shares
                                              City of Wilmington
                                              Country of New Castle
                                              Delaware 1980 I USA
------------------------------------------------------------------------------------------------------------------------------------
Mountain Capital LLC                          c/o The Corporation Trust            39,112             4.1171%
                                              Company                         Ordinary Shares
                                              1209 Orange Street
                                              City of Wilmington
                                              Country of New Castle
                                              Delaware 1980 I USA
------------------------------------------------------------------------------------------------------------------------------------
Balton Limited                                Sixty Circular Road                  23,468             2.4703%
                                              Douglas                         Ordinary Shares
                                              Isle of Man
                                              IM1 1SA
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Name                                     Address                   Number of Sale Shares       Agreed Proportion
------------------------------------------------------------------------------------------------------------------------------------
 Asthall Limited                          Sixty Circular Road                 15,645                1.6468%
                                          Douglas                         Ordinary Shares
                                          Isle of Man
                                          IM1 1SA
------------------------------------------------------------------------------------------------------------------------------------
 Kirsham Limited                          Sixty Circular Road                 15,645                1.6468%
                                          Douglas                         Ordinary Shares
                                          Isle of Man
                                          IM1 1SA
------------------------------------------------------------------------------------------------------------------------------------
 Fellner Limited                          Sixty Circular Road                 15,645                1.6468%
                                          Douglas                         Ordinary Shares
                                          Isle of Man
                                          IM1 1SA
------------------------------------------------------------------------------------------------------------------------------------
 Linley Limited                                                               20,860                2.1958%
                                          Sixty Circular Road             Ordinary Shares
                                          Douglas
                                          Isle of Man
                                          IM1 1SA
------------------------------------------------------------------------------------------------------------------------------------
 Apax Europe IV - A L.P.                                                     261,306               28.1735%
                                          P O Box 431                    "A" Ordinary Shares
                                          Alexander House                6,343 Ordinary Shares
                                          13-15 Victoria Road
                                          St Peter Port
                                          GY1 3ZD
                                          Guernsey
------------------------------------------------------------------------------------------------------------------------------------
 Apax Europe IV - B L.P.                                                      54,997                5.9297%
                                          P O Box 431                    "A" Ordinary Shares
                                          Alexander House                1,335 Ordinary Shares

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Name                                     Address                     Number of Sale Shares    Agreed Proportion
------------------------------------------------------------------------------------------------------------------------------------
                                          13-15 Victoria Road
                                          St Peter Port
                                          GY1 3ZD
                                          Guernsey
------------------------------------------------------------------------------------------------------------------------------------
 Apax Europe IV - C GmbH & Co KG                                               25,165                2.7133%
                                          P O Box 431                   "A" Ordinary Shares
                                          Alexander House                611 Ordinary Shares
                                          13-15 Victoria Road
                                          St Peter Port
                                          GY1 3ZD
                                          Guernsey
------------------------------------------------------------------------------------------------------------------------------------
 Apax Europe IV - D L.P.                                                       19,764                2.1309%
                                          P O Box 431                   "A" Ordinary Shares
                                          Alexander House                480 Ordinary Shares
                                          13-15 Victoria Road
                                          St Peter Port
                                          GY1 3ZD
                                          Guernsey
------------------------------------------------------------------------------------------------------------------------------------
 Apax Europe IV - F C.V.                                                       18,440                1.9882%
                                          P O Box 431                   "A" Ordinary Shares
                                          Alexander House                448 Ordinary Shares
                                          13-15 Victoria Road
                                          St Peter Port
                                          GY1 3ZD
                                          Guernsey
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Name                                     Address                        Number of Sale Shares      Agreed Proportion
------------------------------------------------------------------------------------------------------------------------------------
 Apax Europe IV - G C.V.                                                         10,848                  1.1696%
                                          P O Box 431                     "A" Ordinary Shares
                                          Alexander House                 263 Ordinary Shares
                                          13-15 Victoria Road
                                          St Peter Port
                                          GY1 3ZD
                                          Guernsey
------------------------------------------------------------------------------------------------------------------------------------
 Advent Global GECC III L.P.              75 State Street                                                3.4455%
                                          Boston                                 32,732
                                          Massachusetts                   "A" Ordinary Shares
                                          02109 USA
------------------------------------------------------------------------------------------------------------------------------------
 Advent Euro - Italian Direct Investment  75 State Street                                                0.4665%
 Program L.P. (Class B)                   Boston                                  4,432
                                          Massachusetts                   "A" Ordinary Shares
                                          02109 USA
------------------------------------------------------------------------------------------------------------------------------------
 Advent European Co-investment Program    75 State Street                                                0.4371%
 L.P.                                     Boston                                  4,152
                                          Massachusetts                   "A" Ordinary Shares
                                          02109 USA
------------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 2

                                  The Company

Name:                         TDLI.com Limited

Former Names:                 DMWSL 245 Limited

Number:                       3667092

Date of Incorporation:        12 November 1998

Registered Office:            Thomson House
                              296 Farnborough Road
                              Farnborough
                              Hampshire
                              GU14 7NU

Authorised share capital:     (Pounds)100.00 divided into 679,770 "A" Ordinary
                              Shares of (Pounds)0.0001 and 320,230 Ordinary
                              Shares of (Pounds)0.0001 each.

Issued share capital:         (Pounds)95.00 consisting of 270,230 Ordinary
                              Shares and 679,770 "A" Ordinary Shares

Shareholders:                 See schedule 1

Directors:                    Humphrey William Battcock
                              Gary Chuckna List
                              Linda Pancratz
                              Kevin John Watson
                              Malcolm Lindsay Gloak
                              Toby Wyles
                              Thomas Hall

Secretary:                    Geraldine Caruana

Accounting reference date:    31 December

Last annual return:           12 December 1999

Charges:                      None outstanding.

                                  SCHEDULE 3

                                  Warranties

                                    Part A

                             Individual Warranties

1. All of the Sale Shares to be sold by it are fully paid or properly credited as fully paid and, in respect of the number of the Sale Shares set out in schedule 1 against its name that Vendor is the sole legal and beneficial owner of them and upon Completion it shall transfer the Sale Shares in question free from all Encumbrances whatsoever and with the benefit of all other rights and advantages belonging to or accruing on the Sale Shares.

2. There is no Encumbrance on, over or affecting the Sale Shares to be sold by it; no claim has been made against it by any person to be entitled to any Encumbrance on, over or affecting nor has any person made any conflicting claim of ownership in respect of the foregoing.

3. It has full power and authority to enter into and to perform its obligations under this agreement and when executed this agreement, will constitute binding obligations on it in accordance with its terms.

4. The execution and delivery of, and the performance by it of its obligations under this agreement will not result in a breach of any agreement, arrangement, order, judgement or decree of any court or any governmental agency to which it is a party or by which it is bound.

                                    Part B

1.   The Company

1.1 The Company has not at any time been a member of or the beneficial owner of shares in any body corporate other than as holder of 475,000 B ordinary shares of (Pounds)0.01 each in JVCo.

1.2 There are no agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any person.

1.3 With the exception of its acquisition on 29th January 1999 of 475,000 B ordinary shares of (Pounds)0.01 each in JVCo the Company has never traded or undertaken any activities of any sort (other than of an administrative nature).

1.4 The copies certified by the secretary of the Company of the memorandum and articles of association of the Company and of the resolutions of the Company produced to the

     Purchaser are true copies thereof and the register of members and other statutory books of the Company are true, accurate and complete.

1.5 The Sale Shares together with any shares issued or to be issued to the TDLI Optionholders constitute the whole of the issued and allotted share capital of the Company. The Company has not created any encumbrance over any of its assets or granted any option or issued any warrant or other right to subscribe any shares or debentures or agreed conditionally or unconditionally to grant any such option or issue any such warrant or other right and has not entered into any agreement which requires or may require or confers any right to require the issue by it of any shares or debentures or options or warrants or other rights to subscribe shares or debentures.

1.6 With the exception of its shareholding in JVCo the Company has no assets and has no liabilities of any description, whether actual, or contingent except as reflected in the Completion Balance Sheet.

1.7  No person is indebted to the Company.

1.8 The Company does not conduct any activities which require it to have any franchises, permits, licenses, authorisations, approvals, or any similar authority.

1.9 The Company has filed all tax returns and reports as required by law. The Company has paid all taxes and other assessments due.

1.10 The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company before Completion, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this agreement or any transaction contemplated hereby.

1.11 The Company has no employees.

1.12 The Completion Balance Sheet is true and accurate.

1.13 The Company does not own or use any Intellectual Property Rights.

2.   Events since Last Accounts Date

     Since the Accounts Date as regards the Company:

     (a) no dividend or other distribution (as defined by ICTA) has been declared, made or paid to its members nor has it repaid any loan capital or other debenture; and

     (b) there has not been any deterioration in the financial position of the Company (other than the accrual of interest on the Thomson Loan).

3.  Litigation

3.1 There are no circumstances actually known to the Executives likely to lead to any claim or legal action, proceeding or arbitration prosecution, investigation or enquiry being raised against the Company nor is the Company involved in any litigation, nor has it been threatened with any proceedings of any kind.

3.2 So far as the Executives are aware no person for whose acts and defaults the Company may be vicariously liable is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress or is threatened or so far as the Executives are aware is pending or is being prosecuted for any criminal offence and the Company is not aware of any governmental or official investigation or inquiry concerning it which is in progress or is pending.

                                    Part C

1.1 The Company has submitted to the appropriate Tax Authority, all returns, computations and notices which should have been made by the Company for the purposes of Taxation in respect of any accounting period up to and including the accounting period ending on the Accounts Date.

1.2 The Company is not involved in any dispute with any Tax Authority concerning any material matter likely to affect in any way an existing liability of the Company to Taxation and the Company is not under any liability to pay any penalty or interest in connection with any claim for Taxation.

1.3 The Company has duly and punctually paid to the appropriate Tax Authority all Taxation for which it is liable to pay as a result of any act or omission and at Completion there will not be any Taxation outstanding except as reflected in the Completion Balance Sheet.

1.4 No transaction has been entered into by the Company since the Accounts Date which is outside the ordinary course of business of the Company and in respect of which the Company is required to make a specific return or to provide information to a relevant Tax Authority and in respect of which the time for making such return or providing such information will expire on or after Completion.

1.5 The Company has been resident for tax purposes in the United Kingdom at all times since its incorporation and will be so resident at Completion, and has never been resident in any other jurisdiction.

1.6 Neither the signing of this agreement nor Completion will result in any profit or gain being deemed to accrue to the Company for the purposes of Taxation pursuant to section 179 of TCGA.

1.7  The Company is not and has not at any time been a close company.

1.8 The Company has not been investigated in respect of any transaction or arrangements involving any connected person with a view to applying section 770, or equivalent legislation in other countries.

1.9 The Company has not without the prior consent of the Treasury entered into any of the transactions specified in sections 765 to 767 (inclusive).

1.10 The Company is not registered for the purposes of VAT nor has it ever been required to do so.

1.11 All documents which require to be stamped and which form part of either the Company title to any asset or which the Company may need to produce in court in evidence have been duly stamped.

                                  SCHEDULE 4

                            LIMITATION ON LIABILITY

1.   The Purchaser acknowledges to and agrees with the Executives that:

1.1 it has not entered into this agreement in reliance on any representations, warranties or undertakings of any kind by the Executives other than the Individual Warranties, the Executive Warranties and the Tax Warranties and that, with the exception of representations made fraudulently, the Purchaser will have no remedy against the Executives in respect of any representation, warranty or undertaking made by them on or prior to the date of this agreement;

1.2 any claim by the Purchaser in respect of any breach of the Executive Warranties ("an Executive Warranty Claim") and/or the Tax Warranties ("a Tax Warranty Claim") shall be dealt with in accordance with the following provisions of this Schedule 4. The Executive Warranties and the Tax Warranties shall accordingly have effect subject to and as qualified by the terms of this schedule 4.

2. The liability of the Executives in respect of any breach of the Executive Warranties and/or the Tax Warranties shall be limited as follows:

2.1 The Executives shall not be liable in respect of a breach of Executive Warranty (other than the Executive Warranty contained within paragraph 1.12 of part b of schedule 3) unless and until the amount for which they would be liable in respect of such breach, when aggregated with all other amounts in respect of which they would be liable for breach of the Executive Warranties, exceeds (Pounds)250,000 in which case the whole amount and not just the excess shall be recoverable;

2.2 The aggregate liability of the Executives in respect of all and any Executive Warranty Claims shall be limited to and shall in no event exceed the Escrow Fund; and

2.3 The aggregate liability of the Executives in respect of all and any Tax Warranty Claims shall be limited to and shall in no event exceed an amount equal to thirty per cent of the Aggregate Consideration.

3. The Executives shall not be liable in respect of a breach of Executive Warranty unless notice of that breach of Executive Warranty is served on such Executive on or before the first anniversary of Completion and the Executives shall not be liable in respect of a breach of a Tax Warranty unless notice of that breach of Tax Warranty is served on such Executive on or before the sixth anniversary of Completion.

4. Subject to paragraph 5 of this schedule, the Executives shall not be liable in respect of any Executive Warranty Claim or Tax Warranty Claim if proceedings in respect of that Executive Warranty Claim or Tax Warranty Claim shall not have been both issued and validly served on such Executives within a period of twelve months after the last date for the service of notice of claims pursuant to paragraph 3 above.

5. The Executives shall not be liable under the Executive Warranties in respect of any claim based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability, provided that this paragraph 5 shall not operate to avoid a claim made in respect of a contingent liability within the applicable time limit specified in paragraph 3 notwithstanding that proceedings are not served within the time period specified in paragraph 4. If the Purchaser serves notice of an Executive Warranty Claim or a Tax Warranty Claim based on a liability which is contingent, the Executives shall not be liable in respect of such Executive Warranty Claim or Tax Warranty Claim unless proceedings are both issued and validly served within twelve months of such contingency crystallising.

6. If any matter comes to the notice of the Purchaser which may give rise to a liability under the Executive Warranties and/or the Tax Warranties the Purchaser shall as soon as reasonably practicable give written notice of that matter to the relevant Executives, specifying in reasonable detail the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it.

7. If, after the Purchaser has recovered sums from the Executives in respect of an Executive Warranty Claim and/or Tax Warranty Claim, the Purchaser recovers from some other person any sum in respect of any matter giving rise to that Executive Warranty Claim and/or Tax Warranty Claim there shall be repaid to the Executives an amount equal to the amount by which the aggregate of the amount recovered from such third party(s) and the amount recovered from the Executives exceeds the amount of the Executive Warranty Claim and/or Tax Warranty Claim or (if less) the amount recovered from the Executives.

8. For the avoidance of doubt the Purchaser shall not be entitled to recover damages (whether from the same Executive or different Executives) in respect of an Executive Warranty Claim and/or Tax Warranty Claim or otherwise obtain reimbursement or restitution more than once in respect of the same loss or damage.

9. Nothing in this schedule 4 affects any obligation the Purchaser may have under common law to mitigate its loss.

10. The Executives shall not be liable for any Executive Warranty Claim or Tax Warranty Claim to the extent that any matter has been Disclosed in or by the Disclosure Letter.

                                  SCHEDULE 5


                                  Conditions

                           Pre-Completion Conditions


1. Subject to paragraphs 5, 6 and 7, Completion shall be conditional in all respects upon:

     (a) the Registration Statement having been declared effective by the SEC pursuant to the Securities Act (the "Registration Statement Condition");

     (b) consent to the transfer of the Saraide Exchange Shares by the Purchaser to the Vendors being obtained from the other holders of Saraide common stock pursuant to the Saraide Stockholders Agreement (the "Saraide Condition");

     (c) the execution and delivery to the Purchaser of each of the Domain Name Assignments;and

     (d) the continued satisfaction of the Completion Conditions set out in paragraph 3 below.

2. The Purchaser shall use all reasonable commercial endeavours to procure the satisfaction of the Registration Statement Condition and the Saraide Condition (together, the "Pre-Completion Conditions") and the Purchaser shall procure that the Purchaser's Solicitors shall promptly notify the Vendors' Solicitors in writing by fax or personal delivery, marked "for the attention of Peter Uri" when either or both Pre-Completion Conditions have been satisfied.

                             Completion Conditions

3.   The Completion Conditions are as follows:

     (a)  the Individual Warranties being true and correct;

     (b) the Executive Warranties and the Tax Warranties being true and correct in all material respects as though such Executive Warranties and Tax Warranties were made on and as of Completion (and for the purposes of this paragraph "material" shall mean breaches of the Executive Warranties and/or the Tax Warranties in respect of which the Purchaser would be entitled to claim damages of (Pounds)250,000 or more in aggregate);

     (c) there having been no breach or breaches of clause 2.5 or clause 2.6 in respect of which the Purchaser would be entitled to claim damages of (Pounds)250,000 or more in aggregate;

     (d) since the date of this agreement there not having occurred any Material Adverse Change; and

     (e) no action, suit, or proceeding shall be pending before any court or quasi judicial or administrative agency or any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavourable injunction, judgement, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this agreement and (B) cause any of the transactions contemplated by this agreement to be rescheduled following consummation and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or would reasonably be expected to cause any of the effects under clause (A) and (B).

4. If any of the Completion Conditions cease to be satisfied on or following the date on which both Pre-Completion Conditions are satisfied and prior to Completion, the Purchaser may by notice in writing terminate this agreement and no party shall have any further right or obligation under it other than for antecedent breach provided that clauses 9, 10, 11 and 12 and this sub-paragraph shall remain in full force and effect and survive any rescission of this agreement.

5. The Registration Statement Condition may be waived by notice in writing from all of the Vendors to the Purchaser and, if so waived, shall be deemed for all purposes of this agreement to have been satisfied on the date such notice of waiver is served upon the Purchaser.

6. The Saraide Condition shall be waived automatically if as of 4 p.m. Pacific time (midnight London time) on the First Calculation Date , the Purchaser has not obtained the consent of the other Saraide shareholders to the transfer by the Purchaser to the Vendors of the Saraide Exchange Sharesand, if so waived, shall be deemed for all purposes of this agreement to have been satisfied on such date and paragraph 8 shall apply.

The Saraide Condition will also be waived if the provisions of Clause 4.3 of this agreement apply.

7. If the Saraide Condition is waived or deemed to be waived pursuant to paragraph 6 the Purchaser shall upon Completion issue the Replacement Shares to all of the Vendors in the Agreed Proportions instead of transferring the Saraide Exchange Shares.

8. If the Registration Statement Condition has not been satisfied by the date 90 days after the date of this agreement, this agreement shall terminate and none of the parties shall have any claims against the others under it, other than in respect of antecedent breach provided that clauses 9,10, 11 and 12 and this sub-paragraph shall remain in full force and effect and survive any recission of this agreement.

                                  SCHEDULE 6

Matters not to be done prior to Completion without the Purchaser's consent

1. Creating, extending, granting or issuing or agreeing to create, extend or issue any mortgages, charges, debentures or other securities.

2. Creating or issuing or agreeing to create or issue any share or loan capital or giving or agreeing to give any option in respect of such share or loan capital - (other than issues of shares to the TDLI Optionholders pursuant to the Option Scheme).

3.   Entering or agreeing to enter into any contract.

4. Entering or agreeing to enter into any capital commitment or any contract involving any expenditure on capital account or the purchase of any capital equipment or other items of a capital nature.

5. Passing any resolution by its members in general meeting or making any alteration to the provisions of its memorandum and articles of association.

6.   Commencing trading activities.

7. Paying or agreeing to pay to any person any remuneration or other emoluments or benefits whatsoever.

8.   Acquiring any assets on hire purchase or deferred terms.

9.   Disposing of any part of its fixed assets.

10. Permitting any liens to arise on any of its assets other than by operation of law.

11. Knowingly permitting any of its normal insurances to lapse or doing anything to make any of their policies of insurance void or voidable.

12. Declaring any dividend or making any distribution whether of capital or of income.

13. Incurring any indebtedness or other liability on account of fees or charges for products or services.

14.  Borrowing any money or incurring any credit.

15.  Releasing any debt due to it.

16. Compromising or settling any legal or arbitration proceedings by or against it.

17.  Making any loan or other advance to any person.

18.  Engage any employee or contractor.

                                      -38

19.  Reducing its authorised or issued share or loan capital.

20. Converting, sub-dividing or consolidating any of the Sale Shares and/or the Option Shares.

21. Disposing or attempting to dispose of any interest in any share or other security in its authorised and/or issued share capital.

22. Capitalising, repaying or making any other form of distribution of any amount standing to the credit of any reserve or redeeming or purchasing any of its own shares or making any other re-organisation of share capital.

23. Selling or disposing of or granting any option in respect of the any part of its undertaking or assets.

24. Amalgamating or merging with any other company or concern or acquiring any shares in any other company or participating in any partnerships or joint venture.

25. Acquiring or disposing of any interest in any freehold or leasehold property or granting or acquiring any option relating to any such interest.

26.  Assigning, factoring or otherwise disposing of any of its book debts.

27.  Giving any guarantee or indemnity.

28. Altering any mandate given to its bankers relating to any matter concerning the operation of any bank account.

29.  Paying any service or consultancy fees.

30. Delegating any of the powers of the board of directors other than for the purposes of doing such acts and things as are necessary to facilitate the issue of the Option Shares.

31.  Appointing new auditors or removing the existing auditors.

32.  Granting any pension rights.

33. Permitting any insurance policy of the Company to expire without being renewed or replaced by another policy of insurance on terms no less favourable to the Company.

34. Allowing anything to happen which would have been a breach of the Executive Warranties and/or the Tax Warranties had they been repeated at Completion.

                                  SCHEDULE 7


 1.  Escrow Account

     Each of the Escrow Depositors agree to deposit the Relevant Shares with the Escrow Agent as soon as practicable after Completion. The Escrow Fund, such deposit to constitute an escrow fund to be governed by the terms of this schedule 7 and such shares shall be issued directly to the Escrow Agent by the Purchaser without further action being required by the Escrow Depositors.


2.   Escrow Arrangements

     The Escrow Agent shall not be responsible for confirming that the shares contributed to the Escrow Fund comprise the Escrow Shares or that the portion contributed on behalf of each Escrow Depositor is in the proper proportion, which determination shall be made by the Purchaser.

3.   Escrow Period; Distribution upon Termination of Escrow Period

     Subject to the following requirements, the Escrow Fund shall remain in existence during the period following Completion until the one year anniversary of the Completion Date (the "Escrow Period"). At the expiration of the Escrow Period, upon written notice to the Escrow Agent from the Purchaser and the Escrow Depositor Agent setting forth such number of Escrow Shares to be released and the allocation of such Escrow Shares, such portion of the Escrow Fund shall be released from the Escrow Fund to the Escrow Depositors in an amount equal to the Escrow Fund less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to the Purchaser pursuant to clause 5 and clause13 and (ii) an amount equal to such portion of the Escrow Fund which, in the reasonable judgement of the Purchaser, subject to the reasonable objection of the Escrow Depositor Agent and the subsequent arbitration of the matter in the manner provided in this schedule 7, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate (as hereinafter defined) theretofore delivered to the Escrow Agent prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of the Purchaser and the Escrow Depositor Agent or the written decision of the arbitrators as described in paragraph 7.2 of this schedule 7) the Escrow Agent shall deliver to the Escrow Depositors the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of amounts from the Escrow Account to the Purchaser or to the Escrow Depositors pursuant to this paragraph 3 shall be applied to the Escrow Depositors in the Relevant Proportions; provided such Relevant Proportions and all relevant information relating thereto have been previously delivered in writing to the Escrow Agent.

4.   Protection of Escrow Fund

     The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such assets in accordance with the terms of this agreement and not as the property of the Purchaser and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

5.   Distributions; Voting; Claims Upon Escrow Fund

5.1 Any shares of the Purchaser's common stock or other equity securities issued or distributed by the Purchaser (including shares issued upon a stock split) ("New Shares") in respect of Escrow Shares in the Escrow Fund which have not been released from the Escrow Fund, shall be added to the Escrow Fund and become a part thereof. Any cash dividends paid on Escrow Shares in the Escrow Fund, shall be paid to the Escrow Depositors in accordance with their respective contributions to the Escrow Fund. New Shares and cash dividends issued in respect of Escrow Shares which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof.

5.2 Each of the Escrow Depositors shall have voting rights with respect to the Relevant Shares contributed to the Escrow Fund on behalf of such Escrow Depositor (and on any voting securities added to the Escrow Fund in respect of such Relevant Shares) so long as such Relevant Shares or other voting securities are held in the Escrow Fund.

5.3 Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of the Purchaser (an "Officer's Certificate"): (A) stating that there has been a breach of the Executive Warranties or the Tax Warranties or a claim under clause 5.15, or reasonably anticipates that there may be a breach of the Executive Warranties or the Tax Warranties or a claim under clause 5.15 (B) specifying in reasonable detail the circumstances of the alleged breach or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, and (C) indicating the number of shares of Escrow Shares to be disbursed to the Purchaser out of the Escrow Fund, the Escrow Agent shall, subject to the provisions of paragraph 6 hereof, deliver to the Purchaser out of the Escrow Fund, as promptly as practicable, such amount of Escrow Shares as are set forth in the relevant Officer's Certificate.

5.4 For the purposes of determining the number of Escrow Shares to be disbursed to the Purchaser out of the Escrow Fund, the Escrow Shares shall be valued at the Completion Share Price and fractions will be rounded to the nearest whole share. Any reference in this schedule to "payment" or "disbursement" (or similar expressions) of sums or funds or amounts from the Escrow Fund shall be construed as a reference to the transfer of Escrow Shares by the Escrow Agent to the relevant recipient.

6.   Objections to Claims

     At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Escrow Depositor Agent, and for a period of thirty (30) days after such delivery the Escrow Agent shall make no delivery to the Purchaser of any Escrow Shares specified in such Officer's Certificate unless the Escrow Agent shall have received written authorisation from the Escrow Depositor Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with such Officer's Certificate and this sub paragraph, provided that no such payment or delivery may be made if the Escrow Depositor Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

7.   Resolution of Conflicts; Arbitration

7.1 In case the Escrow Depositor Agent shall so object in writing to any claim or claims made in any Officer's Certificate within 30 days after delivery of such Officer's Certificate, the Escrow Depositor Agent and the Purchaser shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Escrow Depositor Agent and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

7.2 If no such agreement can be reached after good faith negotiation, either the Purchaser or the Escrow Depositor Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Purchaser and the Escrow Depositor Agent. In the event that within forty-five (45) days after submission of any dispute to arbitration, the Purchaser and the Escrow Depositor Agent cannot mutually agree on one arbitrator, Purchaser and the Escrow Depositor Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period not to exceed forty-five (45) days and establish procedures designed to limit the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the Parties to this agreement, and, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Funds in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgement, decree or order awarded by the arbitrator(s) as well as the number of shares of Escrow Shares to be disbursed to Purchaser out of the Escrow Fund. In the event that the Escrow Agent has not received evidence of resolution under paragraph 7.1 or this paragraph 7.2 the Escrow Agent shall continue to hold the Escrow Funds in accordance herewith.

7.3 Judgement upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in King County, Washington, under the rules then in effect of the American Arbitration Association. Subject to the prevailing party being entitled to recover reasonable attorney's fees, costs and disbursements, each Party to any arbitration pursuant to this paragraph 7 shall pay its own expenses; the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by Purchaser, on the one hand and the Escrow Depositors, on the other. Neither the expenses that the Escrow Depositor Agent incurs in the course of any arbitration pursuant to this paragraph 7 nor the Escrow Depositor Agent's portion of the fees of the arbitrators or the administrative fees for the American Arbitration Association shall be deducted from any amounts held in the Escrow Fund.

8.   Escrow Depositor Agent; Power of Attorney

8.1 The Escrow Depositor Agent shall be appointed as agent and attorney-in-fact for each Escrow Depositor, to give and receive notices and communications, to authorise delivery to Purchaser of shares from the Escrow Fund in satisfaction of claims by Purchaser, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgement of Escrow Depositor Agent for the accomplishment of the foregoing. The Escrow Depositor Agent may be changed by the Escrow Depositors from time to time upon not less than thirty (30) days' prior written notice to Purchaser and Escrow Agent (which notice shall set forth the effective date of the change in Escrow Depositor Agent and the name, notice information and specimen signature of the new Escrow Depositor Agent); provided that a Escrow Depositor Agent may not be removed unless holders of a two-thirds interest of the Escrow Shares in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Escrow Depositor Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Escrow Depositor Agent, and the Escrow Depositor Agent shall not receive compensation for his services. Notices or communications to or from the Escrow Depositor Agent shall constitute notice to or from each of the Escrows Depositors.

8.2 The Escrow Depositor Agent shall not be liable for any act done or omitted hereunder as Escrow Depositor Agent while acting in good faith and in the exercise of reasonable judgement. The Escrow Depositor on whose behalf the Relevant Shares were contributed to the Escrow Fund shall severally indemnify the Escrow Depositor Agent and hold the Escrow Depositor Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Escrow Depositor Agent and arising out of or in connection with the acceptance or administration of the Escrow Depositor Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Escrow Depositor Agent.

9.   Actions of the Escrow Depositor Agents; Majority Vote

     A decision, act, consent or instruction of the Escrow Depositor Agent shall constitute a decision of all the Escrow Depositors and shall be final, binding and conclusive upon each of such Escrow Depositors, and the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Escrow Depositor Agent as being the decision, act, consent or instruction of each Escrow Depositor. The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Escrow Depositor Agent.

10.   Escrow Agent's Duties

10.1 The Escrow Agent's duties are purely ministerial in nature, and the Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this schedule 7 and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this agreement which are signed by an officer of Purchaser and the Escrow Depositor Agent (and which are reasonably acceptable to the Escrow Agent), and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper Party or Parties. The Escrow Agent shall not be liable for any action taken, suffered or omitted hereunder as Escrow Agent absent gross negligence or wilful misconduct, and the Escrow Agent shall be fully protected and shall incur no liability for any action taken, suffered or omitted pursuant to the advice of counsel.

10.2 The Escrow Agent is hereby expressly authorised to disregard any and all warnings given by any of the Parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorised to comply with and obey orders, judgements or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgement or decree of any court, the Escrow Agent shall not be liable to any of the Parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgement or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

10.3 The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this agreement or any documents or papers deposited or called for hereunder.

10.4 The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this agreement or any documents deposited with the Escrow Agent.

10.5 In performing any duties under the agreement, the Escrow Agent shall not be liable to any person for damages, claims, liabilities, penalties, settlements, judgements, costs, losses, or expenses, except for gross negligence or wilful misconduct on the part of the Escrow Agent (which for all purposes of any section of this agreement as it pertains to the Escrow Agent shall be finally determined by a court of competent jurisdiction). The Escrow Agent shall not incur any liability for any action taken, suffered or omitted in reliance upon any instrument, including any written statement, memorandum or affidavit provided for in this agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this agreement and shall be fully protected in any action taken, suffered, or omitted by it in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any Party to this agreement. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, custodians or nominees, and the Escrow Agent shall not be liable or responsible for any misconduct or negligence on the part of any such agent, custodian or nominee absent gross negligence, wilful misconduct or bad faith on the part of the Escrow Agent in the selection and continued employment thereof.

10.6 If any controversy arises between the Parties to this agreement, or with any other party, concerning the subject matter of this agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorised to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent through such time and which the Parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this agreement.

10.7 The Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, costs, fines, settlements, judgements, penalties, demands, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the execution of this agreement or the performance of its duties under this agreement, including but not limited to any litigation arising from this agreement or involving its subject matter other than arising out of its gross negligence or wilful misconduct. All costs and expenses incurred by the Escrow Agent in enforcing this right of indemnification shall be paid by Purchaser.

10.8 The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the Parties shall use their best endeavours to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the Parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorised to do business in the state of Washington. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this agreement. Alternatively, if a successor escrow agent is not appointed within the above time frames, then the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

10.9 In no event shall the Escrow Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

10.10 Any person into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any person to which substantially all the business of the Escrow Agent may be transferred, shall be the Escrow Agent under this agreement without further act.

11.    Fees

       All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Purchaser in accordance with the schedule of the Escrow Agent delivered to Purchaser at or prior to the execution of this agreement. Such fee schedule may be amended or modified upon mutual consent of Purchaser and the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this agreement. In the event that the conditions of this agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this agreement, or if the Parties request a substantial modification of its terms (which modification is consented to by the Escrow Agent, which consent shall not be unreasonably withheld or delayed), or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall not be obligated to take any such action unless and until it is reasonably satisfied that it will receive such compensation and reimbursement.

12.    Survival

       The obligations of the Parties under paragraph 10.7 and paragraph 11 and hereof shall survive termination of this agreement and resignation or substitution of the Escrow Agent.

13. This schedule 7 may not be amended without the prior written consent of the Escrow Agent. The Escrow Agent shall not be bound by any provision of the agreement other than as set forth in this schedule 7. Any conflict between this schedule 7 and the agreement shall be governed by the terms of this schedule 7.

14. All provisions in the agreement or schedule 7 regarding the rights, duties and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

The parties to this agreement have signed and entered into this agreement on the date and year first written above.



SIGNED for and on behalf of          )
GM LLC by:                           )


____________________________________

Authorised Signatory



SIGNED for and on behalf of          )
MOUNTAIN CAPITAL LLC by:             )


___________________________________

Authorised Signatory



SIGNED for and on behalf of          )
BALTON LIMITED by:                   )


___________________________________

Authorised Signatory



SIGNED for and on behalf of          )
ASTHALL LIMITED by:                  )


___________________________________

Authorised Signatory

SIGNED for and on behalf of     )
KIRSHAM LIMITED by:             )


_______________________________

Authorised Signatory



SIGNED for and on behalf of     )
FELLNER LIMITED by:             )


_______________________________

Authorised Signatory



SIGNED for and on behalf of
ADVENT INTERNATIONAL CORPORATION
acting in its capacity as General Partner of ADVENT INTERNATIONAL L.P.
acting in its capacity as General Partner of:
ADVENT EURO-ITALIAN DIRECT INVESTMENT PROGRAM L.P.
ADVENT EUROPEAN CO-INVESTMENT PROGRAM L.P.
ADVENT PGGM GLOBAL L.P.
GLOBAL PRIVATE EQUITY III L.P.
GLOBAL PRIVATE EQUITY A III L.P.
GLOBAL PRIVATE EQUITY B III L.P.
GLOBAL PRIVATE EQUITY C III L.P.
by

_______________________________
Authorised Signatory


SIGNED for and on behalf of
ADVENT INTERNATIONAL CORPORATION
acting in its capacity as General Partner of ADVENT PARTNERS L.P.
ADVENT PARTNERS GPE III L.P.
by


_______________________________
Authorised Signatory

SIGNED for and on behalf of
ADVENT INTERNATIONAL CORPORATION
acting in its capacity as General Partner of ADVENT INTERNATIONAL L.P.
acting in its capacity as General Partner of ADVENT GLOBAL MANAGEMENT LIMITED PARTNERSHIP acting in its capacity as General Partner of ADVENT GLOBAL GECC III L.P.
by


______________________________________________

Authorised Signatory




SIGNED for and on behalf of
APAX EUROPE IV GP COMPANY LIMITED
acting in its capacity as General Partner of APAX EUROPE IV GP, L.P.
acting in its capacity as General Partner of APAX EUROPE IV - A, L.P.
APAX EUROPE IV - B, L.P.
APAX EUROPE IV C GMBH & CO. KG
APAX EUROPE IV - D, L.P.
APAX EUROPE IV - F, C.V.
APAX EUROPE IV - G, C.V.
by

______________________________________________
Authorised Signatory




SIGNED for and on behalf of
3i GROUP PLC
by

______________________________________________
Authorised Signatory

SIGNED for and on behalf of
3i UK INVESTMENT PARTNERS L.P.
acting by its manager, 3i PLC
by

______________________________________
Authorised Signatory



SIGNED by GARY CHUCKNA LIST                )
in the presence of:                        )

Witness:      Signature:

              Name:

              Address:


              Occupation:



SIGNED by LINDA PANCRATZ    )
in the presence of:         )

Witness:      Signature:

              Name:

              Address:



              Occupation:

SIGNED by KEVIN JOHN WATSON   )
in the presence of:           )

Witness:      Signature:

              Name:

              Address:


              Occupation:



SIGNED for and on behalf of   )
INFOSPACE, INC by:            )


____________________________
Authorised Signatory



SIGNED for and on behalf of   )
CHASEMELLON SHAREHOLDERS      )
SERVICES L.L.C. by:           )


_____________________________
Authorised Signatory